DLH Reports Fiscal 2021 First Quarter Results
11% Revenue Growth, Driven by IBA; 6.3% Operating Margins; Backlog of $665.2 Million
Atlanta, Georgia – February 2, 2021 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal first quarter ended December 31, 2020.

Highlights
•First quarter revenue increased to $57.9 million in fiscal 2021 from $52.2 million in fiscal 2020, reflecting the acquisition of Irving Burton Associates (“IBA”).
•Operating margins rose to 6.3% in the current year first quarter from 6.0% in the prior-year period.
•Earnings were $1.8 million, or $0.13 per diluted share, for the fiscal 2021 first quarter versus $1.6 million, or $0.12 per diluted share, for the first quarter of fiscal 2020.
•Operating cash of $8.5 million used in the first quarter, reflecting short-term growth in receivables.
•Contract backlog was $665.2 million as of December 31, 2020, providing strong revenue visibility.

Management Discussion
“Fiscal 2021 is off to a great start, with solid revenue and strong margins indicative of how we expect the year to play out,” stated DLH President and Chief Executive Officer Zach Parker. “Our most recent acquisition, IBA, contributed nearly $7.0 million to top line results this quarter, offset in part by a reduction in organic revenue due principally to restrictions on pass-through travel within the current COVID-19 environment. Operating margins rose 30 basis points year-over-year, to 6.3%, and we ended the quarter with a backlog of $665.2 million – reflecting recent wins, including the previously-announced recompete of work for the AIDS Clinical Trials Group. At the same time, the pace of contract proposal activity has picked up, representing an increased diversity of program sizes and types for which DLH is now qualified to bid due to our broad range of applications – from military healthcare and research to telehealth capabilities and secure cloud computing. We’re able to leverage our combined skills and credentials to focus on new and expanding areas of government health programs.

“During the quarter growth in receivables prevented the paydown of debt we have come to expect. However, this was short-term in nature and largely reflected the impact of the Continuing Resolution on the fiscal 2021 federal budget, finally signed on December 27. In addition, a transition in key contract payment offices caused a delay in collection which has since been resolved. As such, we anticipate strong cash flow in the second quarter, leading to a resumption of our de-levering efforts. Overall, I’m pleased with our results and the outlook for fiscal 2021 given the many opportunities for growth we see coming to fruition this year.”

Results for the Three Months Ended December 31, 2020
Revenue for the first quarter of fiscal 2021 was $57.9 million versus $52.2 million in the prior-year period. The increase was due to the Company’s IBA acquisition, completed September 30, 2020, which added approximately $7.0 million in revenue, offset in part by reductions in organic revenue principally from reimbursement of travel expenses, as compared to the prior year period. These expenses were not incurred and, therefore, were not billed to the government due to the COVID-19 pandemic.

Income from operations was $3.6 million for the quarter versus $3.1 million in the prior-year period and, as a percent of revenue, the Company reported an operating margin of 6.3% in fiscal 2021 versus 6.0% in fiscal 2020. The current year first quarter performance reflects improved program mix, partially offset by higher general and administrative (G&A) expenses, which as a percent of revenue decreased 70 basis points. Interest expense in the quarter increased to $1.1 million, versus $0.9 million for the three months ended December 31, 2019, due to higher outstanding debt levels, reflecting the acquisition of IBA. Income before taxes was $2.6 million for the quarter versus $2.2 million in fiscal 2020, representing 4.4% and 4.2% of revenue, respectively, for each period.

For the three months ended December 31, 2020 and 2019, DLH recorded a $0.7 million and $0.6 million provision for tax expense in each period, respectively. The Company reported net income of approximately $1.8 million, or $0.13 per diluted share, for the first quarter of fiscal 2021 versus $1.6 million, or $0.12 per diluted share, for the first quarter of fiscal 2020. As a percent of revenue, net income was 3.1% for the first quarter of fiscal 2021 versus 3.0% for the prior year period.

On a non-GAAP basis, EBITDA for the three months ended December 31, 2020 was approximately $5.7 million versus $5.0 million in the prior-year period, or 9.8% and 9.5% of revenue, respectively.
Key Financial Indicators
DLH used $8.5 million in operating cash during the fiscal 2021 first quarter, versus $2.9 million last year, reflecting the previously described delays in collections which have been largely resolved. The Company anticipates strong operating cash flow in the fiscal second quarter and intends to resume using cash to make debt prepayments when possible.

As of December 31, 2020, the Company had cash and cash equivalents of $0.4 million and debt outstanding under its credit facility of $77.4 million, versus cash of $1.4 million and debt outstanding of $70.0 million as of September 30, 2020.

At December 31, 2020, total backlog was approximately $665.2 million, including funded backlog of approximately $103.9 million, and unfunded backlog of $561.3 million.
Conference Call and Webcast Details
DLH management will discuss first quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time tomorrow, February 3, 2021. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 10149431.

About DLH
DLH (NASDAQ:DLHC) is a comprehensive health solutions and services provider that delivers a full range of technology-enabled health services across various civilian agencies, the military health system, and the Veterans Administration. The Company's services range from providing virtual pharmacy health consultation for CHAMPVA beneficiaries to veteran pharmacy fulfillment and medical logistics; conducting scientific research and clinical trials toward disease prevention and health promotion; performing medical research and development and enhancing health information technology systems (including telemedicine and electronic health records); and evaluating policy deployment and compliance with applicable protocols and guidelines, with a goal of enhancing the Company's readiness posture while providing safe, effective and integrated solutions and services to the public, armed service members, and veterans who have secured this nation's freedom. DLH has over 2,200 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding estimates of future revenues, operating income, earnings and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and its impact on the economy and demand for our services, are uncertain, cannot be predicted, and may precipitate or exacerbate other risks and uncertainties; the risk that we will not realize the anticipated benefits of the IBA or any future acquisition; the challenges of managing larger and more widespread operations resulting from the acquisition; contract awards in connection with re-competes for present business and/or competition for new business; compliance with new bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations our recent acquisition and any of future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as well as subsequent reports filed thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)
	Three Months Ended
	December 31,
	2020	2019
Revenue	$57,852	$52,238
Cost of Operations:
Contract costs	46,005	41,340
General and administrative costs	6,150	5,913
Depreciation and amortization	2,062	1,859
Total operating costs	54,217	49,112
Income from operations	3,635	3,126
Interest expense, net	1,080	941
Income before income taxes	2,555	2,185
Income tax expense	741	634
Net income	$1,814	$1,551

Net income per share - basic	$0.15	$0.13
Net income per share - diluted	$0.13	$0.12
Weighted average common shares outstanding
Basic	12,498	12,088
Diluted	13,445	13,014

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	December 31, 2020	September 30, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$370	$1,357
Accounts receivable	44,885	32,541
Other current assets	3,468	3,499
Total current assets	48,723	37,397
Equipment and improvements, net	2,976	3,339
Operating lease right-of-use assets	21,737	22,427
Deferred taxes, net	—	37
Goodwill	65,450	67,144
Intangible assets, net	52,408	52,612
Other long-term assets	572	606
Total assets	$191,866	$183,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current, net of deferred financing costs	$15,884	$6,727
Operating lease liabilities - current	2,053	2,045
Accrued payroll	10,073	10,611
Accounts payable, accrued expenses, and other current liabilities	27,392	28,578
Total current liabilities	55,402	47,961
Long-term liabilities:
Deferred taxes, net	589	—
Debt obligations - long term, net of deferred financing costs	58,923	60,544
Operating lease liabilities - long-term	21,017	21,620
Total long-term liabilities	80,529	82,164
Total liabilities	135,931	130,125
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,544 and 12,404 at December 31, 2020 and September 30, 2020, respectively	13	12
Additional paid-in capital	86,551	85,868
Accumulated deficit	(30,629)	(32,443)
Total shareholders’ equity	55,935	53,437
Total liabilities and shareholders' equity	$191,866	$183,562

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended
	December 31,
	2020	2019
	(unaudited)
Operating activities
Net income	$1,814	$1,551
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	2,062	1,859
Amortization of deferred financing costs	210	210
Stock based compensation expense	458	203
Deferred taxes, net	626	535
Non-cash gain from lease modification	—	(121)
Changes in operating assets and liabilities
Accounts receivable	(12,344)	(4,769)
Other current assets	284	(147)
Accrued payroll	(538)	(254)
Accounts payable, accrued expenses, and other current liabilities	(1,185)	(2,103)
Other long-term assets/liabilities	95	152
Net cash (used in) operating activities	(8,518)	(2,884)

Investing activities
Purchase of equipment and improvements	(53)	(162)
Net cash (used in) investing activities	(53)	(162)
Financing activities
Borrowing on revolving line of credit, net	9,150	1,800
Repayments of senior debt	(1,750)	—
Payment of deferred financing costs	(41)	(3)
Repurchased shares of common stock	—	(206)
Proceeds from issuance of common stock upon exercise of options	225	27
Net cash provided by financing activities	7,584	1,618

Net change in cash and cash equivalents	(987)	(1,428)
Cash and cash equivalents at beginning of year	1,357	1,790
Cash and cash equivalents at end of year	$370	$362

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$852	$845
Supplemental disclosures of non-cash activity
Non-cash cancellation of common stock	$—	$95

Revenue Metrics

	Three Months Ended
	December 31,	December 31,
	2020	2019
Market Mix:
Defense/VA	60%	46%
Human Services and Solutions	13%	23%
Public Health/Life Sciences	27%	31%

Contract Mix:
Time and materials	77%	70%
Cost reimbursable	20%	28%
Firm fixed price	3%	2%

Prime vs Sub:
Prime	89%	94%
Subcontractor	11%	6%

Non-GAAP Financial Measures
The Company uses EBITDA and EBITDA as a percent of revenue as supplemental non-GAAP measures of performance. We define EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. EBITDA as a percent of revenue is EBITDA for the measurement period divided by revenue for the same period.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

(amounts in thousands)	Three Months Ended
	December 31,
	2020	2019	Change
Net income	$1,814	$1,551	$263
(i) Interest expense, net	1,080	941	139
(ii) Provision for taxes	741	634	107
(iii) Depreciation and amortization	2,062	1,859	203
EBITDA	$5,697	$4,985	$712

Net income as a % of revenue	3.1%	3.0%	0.1%
EBITDA as a % of revenue	9.8%	9.5%	0.3%
Revenue	$57,852	$52,238	$5,614